EXHIBIT 99.1

Utah Medical Products, Inc. Reports Financial Performance for First Quarter 2025

Contact: Brian Koopman (801) 566-1200April 29, 2025

Salt Lake City, Utah – In the first calendar quarter (1Q) of 2025, Utah Medical Products, Inc. (Nasdaq: UTMD) attained financial results consistent with its previously announced projections for calendar year 2025.

Summary of results.

The following is a summary comparison of 1Q 2025 with 1Q 2024 income statement measures:

Revenues (Sales):	(14.4%)
Gross Profit (GP):	(18.1%)
Operating Income (OI):	(18.8%)
Net Income (NI):	(23.1%)
Earnings Per Share (EPS):	(16.0%)

Profit margins in 1Q 2025 compared to 1Q 2024 follow:		1Q 2025 (JAN – MAR)	1Q 2024 JAN - MAR
Gross Profit Margin (gross profits/ sales):		57.0%	59.7%
Operating Income Margin (operating income/ sales):		32.5%	34.2%
EBT Margin (profits before income taxes/ sales):		39.7%	42.3%
Net Income Margin (profit after taxes/ sales):		31.3%	34.9%

Currencies in this release are denoted as $ or USD = U.S. Dollars; AUD = Australia Dollars; £ or GBP = UK Pound Sterling; C$ or CAD = Canadian Dollars; and € or EUR = Euros. Currency amounts throughout this report are in thousands, except per share amounts and where noted.

Consolidated sales in 1Q 2025 were $1,630 lower than in 1Q 2024.  OEM sales to PendoTECH were $1,476 lower, representing 91% of the decline. The decline in sales to PendoTECH in the first quarter represented 55% of the 2024-year total sales to PendoTECH. Excluding PendoTECH sales, domestic sales in 1Q 2025 were 9% higher, and sales outside the U.S. (OUS) were 14% lower in USD terms, compared to 1Q 2024.

Using the same foreign currency exchange (FX) rates for sales not invoiced in USD, i.e. in “constant currency” terms, OUS sales excluding PendoTECH would have been an additional $43 (12% lower than in 1Q 2024). FX rates for income statement purposes are transaction-weighted averages. The average FX rates from the applicable foreign currency to USD during 1Q 2025 and 1Q 2024 follow:

1Q 20251Q 2024    Change

GBP 1.261 1.267 (0.6%)

EUR 1.073 1.083 (0.9%)

AUD 0.628 0.658 (4.5%)

CAD 0.697 0.742 (6.0%)

UTMD’s 1Q 2025 GP at $5,538 was $1,227 lower than 1Q 2024 GP of $6,766.  The 18.1% lower GP was the result of 14.4% lower sales combined with a Gross Profit Margin (GPM), GP/revenues, almost three percentage points lower than in 1Q 2024. The lower GPM was due to manufacturing overhead costs which did not decline proportionally to the sales decline.

Consolidated OI, which is GP less Operating Expense (OE), in 1Q 2025 at $3,154 (32.5% of sales) was only $730 lower than 1Q 2024 OI of $3,883 (34.2% of sales), despite the $1,227 lower GP.  OE in 1Q 2025 were $498 lower than in 1Q 2024 primarily due to $437 lower litigation expenses, which are included in General and Administrative (G&A) portion of OE.  The other components of OE, Product

Development (R&D) expenses and Sales & Marketing (S&M) expenses, were $112 lower and $88 higher than in 1Q 2024, respectively. The lower R&D expense was related to independent certification of UTMD’s own biopharma manufacturing pressure sensors in 1Q 2024.

Income Before Tax (EBT) had a higher percentage decline than OI because net non-operating income (NOI) in 1Q 2025 was $705 compared to $915 in 1Q 2024. The lower NOI was due to lower interest earned on cash balances and an excise tax levied on share repurchases. Combining the $730 lower OI with $210 lower NOI yielded 1Q 2025 EBT $940 (19.6%) lower than in 1Q 2024.  UTMD’s EBT Margin (EBT/sales) was 39.7% in 1Q 2025 compared to 42.3% in 1Q 2024.

UTMD’s consolidated income tax provision rate in 1Q 2025 was 21.2% compared to 17.6% in 1Q 2024. An EBT mix difference with a greater share of consolidated EBT generated in the U.S., and an income tax true-up related to repatriation tax payments, caused the provision rate difference. The basic corporate income tax rate for the U.S. (including Utah) is 25.45% and for Ireland on EBT from exports is 12.5%. The higher income tax provision rate on top of the 19.6% lower EBT resulted in 1Q 2025 NI that was 23.1% lower than in 1Q 2024.

During the four calendar quarters following the end of 1Q 2024, UTMD repurchased 313,120 of its shares in the open market which resulted in 1Q 2025 EPS to only be 16.0% lower than 1Q 2024 despite 23.1% lower NI. There was no dilution from outstanding employee stock options for purposes of calculating diluted EPS in either 1Q 2025 or 1Q 2024.

UTMD’s March 31, 2025 Balance Sheet, in the absence of debt, remained strong.  Despite using $4.4 million in cash during 1Q 2025 to make share repurchases, pay stockholder dividends and purchase new equipment, UTMD’s March 31, 2025 cash equivalent balance of $83.3 million was slightly higher than the $83.0 million balance three months earlier at December 31, 2024. Stockholders’ Equity (SE) also remained almost the same at $117 million at the end of 1Q 2025 from three months earlier despite the fact that dividends and share repurchases reduce SE. FX rates for Balance Sheet purposes are the applicable rates at the end of each reporting period. The FX rates from the applicable foreign currency to USD for assets and liabilities at the end of 1Q 2025 and the end of 1Q 2024 follow:

3-31-253-31-24    Change

GBP 1.289 1.263   2.1%

EUR 1.079 1.079    -

AUD 0.624 0.652 (4.4%)

CAD 0.695 0.739 (5.8%)

Sales.

Total consolidated 1Q 2025 UTMD sales were $1,630 (14.4%) lower than in 1Q 2024. Constant currency sales were $1,588 (14.0%) lower. U.S. domestic sales were 9.8% lower and OUS sales were 19.8% lower. Because of the relatively short span of time, results for any given three-month period in comparison with a previous three-month period may not be indicative of comparative results for the year as a whole.

Domestic sales in 1Q 2025 were $5,583 compared to $6,192 in 1Q 2024.  The components of domestic sales include 1) “direct sales” of UTMD’s medical devices to user facilities (and med/surg stocking distributors for hospitals), excluding Filshie device sales, 2) “OEM sales” of components and other products manufactured by UTMD for other medical device and non-medical device companies, and 3) “Filshie device sales”, manufactured by Femcare and distributed in the U.S. by UTMD.

1)Direct sales, representing 70% of total domestic sales, were $406 (+11.6%) higher in 1Q 2025 than in 1Q 2024. This was primarily due to recovery of NICU device sales that were harmed in 1Q 2024 from continuing supply chain disruption for raw material components.

2)OEM sales, representing 11% of total domestic sales, were $993 (61.3%) lower. U.S. sales to UTMD’s largest OEM customer, PendoTECH, were $1,047 lower in 1Q 2025 compared to 1Q 2024.  All other U.S. OEM sales were $54 (+10.8%) higher.

3)Domestic Filshie device sales which were just $22 (2.0%) lower in 1Q 2025 compared to 1Q 2024 appear to have stabilized compared to previous declines.

OUS sales in 1Q 2025 were $4,127 compared to $5,149 in 1Q 2024. OUS OEM sales to PendoTECH were $429 lower, representing almost half of the decline. In 1Q 2024, UTMD had enjoyed a sporadic Africa distributor order for ES components that did not repeat in 1Q 2025, representing another 25% of the OUS sales decline. OUS sales invoiced in GBP, EUR, AUD and CAD currencies were decreased $43 as a result of changes in FX rates, resulting primarily from a 6.0% weaker CAD and 4.5% weaker AUD.  In other words, constant currency OUS sales were $4,170, which was 11.7% lower than in 1Q 2024 excluding PendoTECH.  OUS sales invoiced in foreign currencies in 1Q 2025 were $2,944, which was 71% of OUS sales and 30% of total 1Q 2025 consolidated sales.  Foreign currency OUS sales in 1Q 2024 were $3,487, which was 68% of OUS sales and 31% of total 1Q 2024 consolidated sales.

Gross Profit (GP).

GP results from subtracting the costs of manufacturing products, including direct labor, raw materials and manufacturing overhead (MOH) expenses, from revenues.  MOH includes supervision, engineering, quality assurance, outside services, depreciation of manufacturing equipment, purchasing and freight (including tariffs) for receiving raw materials from vendors. UTMD’s GP was $1,227 (18.1%) lower in 1Q 2025 than in 1Q 2024.  GP declined more than revenues due to lower absorption of MOH costs which, because of their more fixed nature, were only 5.0% lower when sales were 14.4% lower.  Management expects revenues to be consistent with 1Q 2025 during the remainder of the year, so it has projected a similar percentage decline in GPM for the year as a whole.

Operating Income (OI).

OI results from subtracting Operating Expenses (OE) from GP. OE is comprised of G&A expenses, S&M expenses and R&D expenses.  Consolidated OE were $2,385 in 1Q 2025 (24.6% of sales) compared to $2,882 in 1Q 2024 (25.4% of sales).  Ignoring the portion of OE that were litigation expenses and non-cash IIA amortization expenses, OE in 1Q 2025 were $1,570 (16.2% of consolidated sales) compared to $1,628 (14.4% of sales) in 1Q 2024.  FX rate differences affecting OUS OE in USD terms in 1Q 2025 compared to 1Q 2024 were minor. All foreign currencies were slightly weaker which reduced 1Q 2025 OUS OE excluding the UK IIA expense just $7 in constant currency. A weaker GBP in 1Q 2025 compared to 1Q 2024 decreased IIA amortization expense also captured in the G&A category in the UK by less than $3.

Consolidated G&A expenses were $1,731 (17.8% of sales) in 1Q 2025 compared to $2,205 (19.4% of sales) in 1Q 2024. G&A expenses include litigation costs which were $314 in 1Q 2025 compared to $751 in 1Q 2024. G&A expenses in 1Q 2025 included $501 (5.2% of sales) of non-cash expense from the amortization of IIA resulting from the 2011 Femcare acquisition, which were $504 (4.4% of sales) in 1Q 2024. The decrease was the result of a weaker GBP as the Femcare GBP-denominated expense was the same in both periods. Excluding litigation costs and non-cash Filshie-related IIA amortization expenses, G&A expenses were $916 (9.4% of sales) in 1Q 2025 compared to $950 (8.4% of sales) in 1Q 2024. The change in FX rates decreased 1Q 2025 OUS G&A expenses by less than $8, comprised of decreasing IIA amortization expense by less than $3 and all other G&A expenses by $5.  UTMD’s OIM excluding IIA amortization and litigation expense was 40.9% in 1Q 2025 compared to 45.3% in 1Q 2024.

S&M expenses were $500 (5.1% of sales) in 1Q 2025 compared to $412 (3.6% of sales) in 1Q 2024.  The change in FX rates decreased 1Q 2025 OUS S&M expenses by less than $3.  The $91 constant currency increase was due to increases in S&M salaries and medical costs for employees on board in both periods, and the timing of trade shows.

R&D expenses in 1Q 2025 were $155 (1.6% of sales) compared to $266 (2.3% of sales) in 1Q 2024.  There were no OUS R&D expenses. The decrease was primarily due to one-time testing and certification of materials required for biopharma sensor manufacturing in 1Q 2024.

In summary, OI in 1Q 2025 was $3,154 (32.5% of sales) compared to $3,883 (34.2% of sales) in 1Q 2024.  The 1Q 2025 OI Margin did not decline as much as the GPM due primarily to lower litigation expenses.

Income Before Tax (EBT).

EBT results from subtracting net non-operating expense (NOE) or adding net non-operating income (NOI) from or to, as applicable, OI. Consolidated 1Q 2025 EBT was $3,859 (39.7% of sales) compared to $4,798 (42.3% of sales) in 1Q 2024. The almost $940 (19.6%) lower 1Q 2025 EBT compared to 1Q 2024 was the result of $730 lower OI combined with $210 lower NOI. NOE/NOI includes the combination of 1) expenses from loan interest and bank fees; 2) expenses or income from losses or gains from remeasuring the value of EUR cash bank balances in the UK, and GBP cash balances in Ireland, in USD terms; and 3) income from rent of underutilized property, investment income and royalties received from licensing the Company’s technology. NOI in 1Q 2025 included $153 lower interest income on UTMD’s cash balances, $32 higher excise tax on share repurchases and $20 less rent received on Ireland unutilized warehouse space.

The EBT of Utah Medical Products, Inc. in the U.S. was $3,546 in 1Q 2025 compared to $2,806 in 1Q 2024. The EBT of Utah Medical Products, Ltd (Ireland) was EUR 1,393 in 1Q 2025 compared to EUR 1,640 in 1Q 2024. The EBT of Femcare Group Ltd (Femcare Ltd., UK and Femcare Australia Pty Ltd) was GBP (663) in 1Q 2025 compared to GBP (101) in 1Q 2024. The 1Q 2025 EBT of Utah Medical Products Canada, Inc. was CAD 107 compared to CAD 66 in 1Q 2024.  The differences in the U.S. and UK EBT were accentuated by intercompany transfer of litigation expenses which did not affect consolidated results.

Excluding the noncash effects of depreciation, amortization of intangible assets and stock option expense, 1Q 2025 consolidated EBT excluding the remeasured bank balance currency gain or loss and interest expense (“adjusted consolidated EBITDA”) were $4,652 compared to $5,547 in 1Q 2024, which supports a year 2025 target of $18 million. Management believes that the 1Q 2025 operating performance provides a start that is consistent with achieving its financial performance projections for the calendar year 2025, as previously provided in its Year 2024 SEC 10-K Report. UTMD’s trailing twelve-month EBITDA as of March 31, 2025 was $18,957.

Net Income (NI).

NI in 1Q 2025 of $3,041 was 23.1% lower than the NI of $3,956 in 1Q 2024. UTMD’s NI Margin, NI divided by consolidated sales, was 31.3% in 1Q 2025 and 34.9% in 1Q 2024. The greater NI decline compared to 19.6% lower EBT was due to average consolidated income tax provision rates (as a % of EBT) in 1Q 2025 of 21.2% and 17.6% in 1Q 2024.  Although basic corporate income tax rates did not change, the consolidated income tax provision can vary from period-to-period depending on the portion of EBT in sovereignties with differing rates, and a periodic true-up when actual tax returns are filed.

Earnings per share (EPS).

EPS in 1Q 2025 at $0.919 were 16.0% lower than the $1.093 in 1Q 2024.  UTMD’s smaller decline in EPS relative to NI was a result of 307,920 fewer diluted shares used to calculate EPS in 1Q 2025 compared to 1Q 2024. Diluted shares were 3,310,248 in 1Q 2025 compared to 3,618,168 in 1Q 2024.  Outstanding shares were 3,280,889 at the end of 1Q 2025. The number of shares used for calculating EPS was higher than ending shares because of a time-weighted calculation of average outstanding shares for shares which were repurchased during the quarter. There was no dilution from unexercised employee options in either 1Q 2025 or 1Q 2024 as the average option exercise prices were above the period-ending closing stock prices. The total number of outstanding unexercised employee and outside director options at March 31, 2025 was 97,779 at an average exercise price of $73.77, including shares awarded but not yet vested. This compares to 97,985 unexercised option shares at the end of 2024 at an average exercise price of $73.77/ share, including shares awarded but not vested.

Outstanding shares at the end of 1Q 2025 were 3,280,889 compared to 3,335,156 at the end of calendar year 2024 and 3,588,336 at the end of 1Q 2024. The difference in outstanding shares at the end of 1Q 2025 compared to the end of 2024 resulted from 54,267 shares repurchased in the open market, with no employee options exercised, during 1Q 2025.

As previously stated, UTMD repurchased 54,267 of its shares at an average price of $59.35 during 1Q 2025. Because of a time-weighted calculation, the full antidilution impact of the 1Q 2025 repurchases won’t be felt until 2Q 2025. There were 43,108 share repurchases in 1Q 2024 at an average price of $69.37. No options were awarded in 1Q 2025 or 1Q 2024. During the rest of 2024 after 1Q 2024, 14,600 option shares were awarded to 47 employees at an exercise price of $64.09. The Company retains the strong desire and financial ability for repurchasing its shares at a price it believes is attractive for remaining stockholders. UTMD’s closing share price at the end of 1Q 2025 was $56.04, down 9% from the $61.47 closing price at the end of 2024. The closing share price at the end of 1Q 2024 was $71.11.

UTMD paid $1,017 ($0.305/share) in cash dividends to stockholders in 1Q 2025. UTMD paid $1,089 ($0.300/share) in cash dividends to stockholders in 1Q 2024.

Balance Sheet.

At March 31, 2025 compared to three months earlier at the end of 2024, UTMD’s cash and investments increased $349 to $83.3 million, despite use of $4.4 million cash to repurchase $3.2 million in shares, pay $1.0 million in stockholder dividends and purchase $0.2 million in additional capital equipment. Compared to a year earlier at March 31, 2024, cash and investments decreased only $10.5 million, during which time UTMD used $24.8 million cash to repurchase $20.2 million in shares, pay $4.2 million in stockholder dividends and purchase $0.4 million in additional capital equipment. At March 31, 2025, net Intangible Assets declined $270 to 13.2% of total consolidated assets from 13.4% on December 31, 2024.  The decline in Net Intangible Assets from a year earlier was $1.9 million.  Inventories declined $165 from the end of 2024, and $0.6 million from a year earlier. Working capital at the end of 1Q 2025 was $499 lower than at the end of 2024, and $9.6 million lower than at March 31, 2024, as a result of the use of cash. UTMD’s strong current ratio improved to 22.3 at March 31, 2025 from 19.6 at March 31, 2024.  The current ratio at the end of 2024 was 25.6. Consolidated Accounts Receivable (net of allowances) decreased $151 at March 31, 2025 from the end of 2024, but increased $0.4 million compared to March 31, 2024. On a rolling sales quarter basis, the aging of receivables were 36.6 days at the end of 1Q 2025 compared to 40.3 days at the end of 2024, and 28.5 days at the end of March 2024.

As of March 31, 2025, Stockholders’ Equity (SE) decreased just $10.7 million to $117.0 million compared to a year earlier at March 31, 2024 despite a reduction in SE from the $24.4 million combination of share repurchases and stockholder cash dividends paid during the last twelve months.  During 1Q 2025, SE remained essentially the same from the end of 2024 while the company paid $1.0 million in dividends and repurchased $3.2 million in stock, which reduced SE by $4.2 million.

Financial ratios as of March 31, 2025 which may be of interest to stockholders follow:

1)Current Ratio = 22.3

2)Days in Trade Receivables (based on 1Q 2025 sales activity) = 36.6

3)Average Inventory Turns (based on 1Q 2025 CGS) = 1.9

4)2025 YTD ROE (before dividends) = 10.4%

Investors are cautioned that this press release contains forward looking statements and that actual events may differ from those projected.  Risk factors that could cause results to differ materially from those projected include global economic conditions and potential trade wars, market acceptance of products, regulatory approvals of products, regulatory intervention in current operations, government intervention in healthcare and the economy in general, tax reforms, the Company’s ability to efficiently manufacture, market and sell products, cybersecurity and foreign currency exchange rates, among other factors that have been and will be outlined in UTMD’s public disclosure filings with the SEC.

Utah Medical Products, Inc., with particular interest in health care for women and their babies, develops, manufactures and markets a broad range of disposable and reusable specialty medical devices recognized by clinicians in over one hundred countries around the world as the standard for obtaining optimal long-term outcomes for their patients.  For more information about Utah Medical Products, Inc., visit UTMD’s website at www.utahmed.com.

Utah Medical Products, Inc.

INCOME STATEMENT, First Quarter ended March 31

(in thousands except Earnings Per Share)

	1Q 2025	1Q 2024	Percent Change
Net Sales	$9,710	$11,340	(14.4%)
Gross Profit	5,538	6,766	(18.1%)
Operating Income	3,154	3,883	(18.8%)
Income Before Tax	3,859	4,798	(19.6%)
Net Income	3,041	3,956	(23.1%)
Earnings Per Share	$0.919	$1.093	(16.0%)
Shares Outstanding (diluted)	3,310	3,618

BALANCE SHEET

(in thousands)	(unaudited) MAR 31, 2025	(audited) DEC 31, 2024	(unaudited) MAR 31, 2024
Assets
Cash & Investments	$ 83,325	$ 82,976	$ 93,808
Accounts & Other Receivables, Net	3,944	4,095	3,591
Inventories	8,647	8,812	9,240
Other Current Assets	483	448	510
Total Current Assets	96,399	96,331	107,149
Property & Equipment, Net	9,945	9,762	10,266
Intangible Assets, Net	16,175	16,445	18,026
Total Assets	$122,519	$122,538	$135,441
Liabilities & Stockholders’ Equity
Accounts Payable	914	696	998
REPAT Tax Payable	698	698	558
Other Accrued Liabilities	2,712	2,363	3,918
Total Current Liabilities	4,324	3,757	5,474
Deferred Tax Liability – Intangibles	493	604	986
Long Term Lease Liability	269	282	285
Long Term REPAT Tax Payable	-	-	698
Deferred Revenue and Income Taxes	386	468	256
Stockholders’ Equity	117,047	117,427	127,742
Total Liabilities & Stockholders’ Equity	$122,519	$122,538	$135,441